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                                                                    EXHIBIT 3.05

                           ARTICLES OF INCORPORATION


                                       OF


                           SCHUCK'S DISTRIBUTION CO.

     Pursuant to the provisions of RCW 23B.02.020, the undersigned, for the purpose of forming a corporation under the Washington Business Corporation Act, hereby adopts the following Articles of Incorporation:

                                   ARTICLE I.


                                      NAME

     The name of this corporation shall be "Schuck's Distribution Co."

                                  ARTICLE II.


                                 CAPITAL STOCK

     The total number of shares of stock authorized and which may be issued by this corporation is fifty thousand (50,000) shares, all of which shall be no par value common shares of the same class.

     If a vote of the shareholders is required to authorize any of the following matters, such matters need be approved only by a majority of all votes of each voting group entitled to be cast on the matter:

      a.   Amendment to Articles of Incorporation;

      b.   Plan of merger or plan or share exchange;

      c. Sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation, other than in the usual and regular course of business;

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      d.   Dissolution of the corporation.

                                  ARTICLE III.


                               PREEMPTIVE RIGHTS

     The holders of shares of the corporation shall have no preemptive rights to subscribe or purchase from the corporation any shares authorized but unissued, or any newly authorized shares.

                                  ARTICLE IV.


                               CUMULATIVE VOTING

     The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

                                   ARTICLE V.


                                   DIRECTORS

     The names and post office addresses of the first directors of the corporation, who shall hold office until the first annual meeting of shareholders or until their successors shall have been elected and qualified, are as follows:

Name             Address
----             -------
Eddie Trump      P.O. Box 6030
                 Phoenix, AZ 85005

Julius Trump     P.O. Box 6030
                 Phoenix, AZ 85005

James G. Bazlen  P.O. Box 6030
                 Phoenix, AZ 85005


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                                  ARTICLE VI.


                          REGISTERED OFFICE AND AGENT

     The location and post office address of the initial registered office of the corporation in this state shall be 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034, and the initial registered agent of the corporation shall be RSC Corporation.

                                  ARTICLE VII.


                                INDEMNIFICATION

     The corporation agrees to indemnify and save harmless any and all officers or directors of the corporation against any and all liabilities, judgments, sums of money and expenses (including herein any and all amount or amounts paid in settlement) reasonably incurred by them or any of them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether in law, equity or otherwise, to which they or any of them may be a party, or may be threatened by reason of being or having been an officer or director of the corporation, or by reason of serving or having served at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the Washington Business Corporation Act; except that the corporation shall not be required to indemnify a director against liability, damage or expense resulting from the director's gross negligence.
     No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.


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                                 ARTICLE VIII.


                             LIABILITY OF DIRECTORS

     A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Washington Business Corporation Act or (iii) for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE IX.


                                  INCORPORATOR

     The name and post office address of the incorporator are Kevin J. Collette, Ryan, Swanson & Cleveland, 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034.
     IN WITNESS WHEREOF, the incorporator has hereunto set his hand on January 22, 1992.
                                         /s/ Kevin J. Collette
                                    ----------------------------------------
                                    Kevin J. Collette, Incorporator



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                      CONSENT TO SERVE AS REGISTERED AGENT

     RSC Corporation hereby consents to serve as Registered Agent in the State of Washington for Schuck's Distribution Co. It understands that as agent for the corporation, it will be its responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the office of the Secretary of State in the event of its resignation, or of any changes in the registered office address of the corporation for which it is agent.
                                    RSC CORPORATION



   DATED:  January 23, 1992         By        /s/ Kevin J. Collette
                                       --------------------------------------
                                    Kevin J. Collette, President


                                    Address:

                                    1201 Third Avenue, Suite 3400
                                    Seattle, Washington 98101-3034


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